Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-1 Nos 333-207421, 333-205414, 333-209874, 333-212100, 333-213489, 333-220351, Form S-3 Nos 333-221735, 333-235548, and Form S-8 No. 333-205462) of Aytu Bioscience, Inc. of our report dated January 3, 2020, with respect to the abbreviated financial statements of the Pediatrics Product Portfolio of Cerecor Inc. as of September 30, 2019 and December 31, 2018 and for the nine months ended September 30, 2019 and for the year ended December 31, 2018, included in this Current Report on Form 8-K/A of Aytu Bioscience, Inc. dated January 10, 2020.

/s/ Ernst & Young LLP

Baltimore, Maryland

January 10, 2020